EXHIBIT 5.1



           [Letterhead Squadron, Ellenoff, Plesent & Sheinfeld, LLP]



                                          October 16, 1997


Thinking Tools, Inc.
6541 Via Del Oro
San Jose, California  95119

Gentlemen:

      You have requested our opinion, as counsel for Thinking Tools, Inc., a Delaware corporation (the "Company"), in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 (No. 333-11321), as amended (the "Post-Effective Amendment"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

      The Post-Effective Amendment relates to the offering of 596,250 shares (the "Shares") of common stock, par value $.001 per share of the Company (the "Common Stock"), which shares are being sold by certain stockholders of the Company (the "Selling Stockholders").

      We have examined such records and documents and made such examination of law as we have deemed relevant in connection with this opinion. Based upon such examination, it is our opinion that the Shares, when issued, delivered and paid for in the manner described in the Post-Effective Amendment, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration

Thinking Tools, Inc.
October 16, 1997
Page 2




Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                Very truly yours,



                                Squadron, Ellenoff, Plesent & Sheinfeld LLP


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